EXHIBIT 5



                                 July 17, 2000



   Securities and Exchange Commission
   Judiciary Plaza
   450 Fifth Street, N.W.
   Washington, D.C.  20549

        RE: ARVINMERITOR, INC. -- REGISTRATION OF 1,608,000 SHARES OF COMMON STOCK, PAR VALUE $1 PER SHARE, ON FORM S-8

   Ladies and Gentlemen:

        We have acted as special counsel to ArvinMeritor, Inc., an Indiana corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 1,422,000 shares of Common Stock, $1 par value per share (and the associated preferred stock purchase rights) of the Company (the "Shares") to be issued under the ArvinMeritor, Inc. Savings Plan and 186,000 Shares to be issued under the ArvinMeritor, Inc. Employee Savings Plan (the "Plans").

        In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

        Based upon the foregoing, it is our opinion that (i) the written provisions of the current Plan documents comply with the applicable provisions of the Employee Retirement Income Security Act of 1974; and
   (ii) the 1,608,000 Shares, when issued in accordance with the terms of the Plans, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 SCHIFF HARDIN & WAITE


                                 By: /s/ Frederick L. Hartmann
                                     ----------------------------
                                      Frederick L. Hartmann